Exhibit 10.13

Dormitory Authority

State of New York

Request for Proposal

Kings County Hospital Center

Logistics Services

February 7, 2005

Table of Contents

Scope and Understanding		3

Section 1.0	Executive Summary	5

Section 2.0	Project Design and Management Team	8

Section 3.0	Professional Services	13

Section 4.0	Logistics Management	20
	Scope of Work Technical Proposal

Section 5.0	Option 1a Operations Planning Minimal Service	38
	Option 1b Operations Planning Full Service
	Option 2 Occupancy Planning Development

Scope & Understanding

Scope & Understanding

Project:	Kings County Medical Center
Project Owner:	Dormitory Authority of New York
Project Manager:
Architect:
Construction Manager

Back Ground and Understanding:

Logistic Consulting Services

Milestones:	Medical Equipment Installations	3/1/05 – 8/31/05
	FF& E Installations	3/1/05 – 8/31/05
	Clinical Cleaning	8/10/05 – 9/20/05
	DOH Inspections	9/21/05 – 9/27/05
	DOH Inspect Sub Completion	9/28/05
	Owner Move in	9/21/05 – 12/30/05

Categories Addressed	Medical Equipment
Furniture

Proposed Services:	Logistic Consulting Services
Move Plan Development

Section 1.0 Executive Summary

Source Atlantic is pleased to present the following proposal to provide Medical Equipment Management Services and Hourglass, Source Atlantic’s Capital Management Platform, The proposal is based on a review of the RFP dated 12, 2005.

Section 1.0 Executive Summary

For over 15 years Source Atlantic has delivered technology and professional service solutions for the specialized needs of the healthcare and bio-research communities. With over 100 years of combined experience in management, planning, forecasting and procurement of medical equipment, furniture and IT related hardware for hospitals and research facilities throughout the world, Source Atlantic provides the expertise to meet the logistical needs of organizations engaged in expansions, renovations and the construction of entire facilities.

Source Atlantic’s mission is to shorten the plan-buy-delivery cycle, reduce risk, and improve the quality of document storage, process, and task management and information exchange.

Years in Operations	15
Focus	Forecasting, Planning, Procurement and Management of Capital Medical Equipment, Furniture, IT and Logistical Services.

Areas of Expertise	University Based Replacement Facilities
Greenfield Site Hospitals
Children’s Hospitals
Research Facilities
Renovations
Imaging Centers
Operating Rooms
Emergency Departments

Corporate Office	Rockland, Massachusetts

Support Offices	Lexington, South Carolina
San Diego, California
Philadelphia Pennsylvania

Staff and Officers	14

Should you have any questions or comments regarding this proposal, please do not hesitate to contact me at 781.871.8500.

Sincerely yours,

/s/ Bill Burke	7/28/05
Bill Burke	Date
Vice President of Sales

Signature will confirm acceptance of this proposal in its entirety. This proposal will serve as the governing document until such time as an official service agreement can be drafted and mutually agreed upon.

Accepted on behalf of: Dormitory Authority of New York

By:

Name

Title:

AWAITING FINAL SIGNATURES. CONTRACT BEING PERFORMED.

Section 2.0 Project Design & Management Team

Section 2.0 Project Design & Management Team

Team Structure and Touch Points

The typical approach when providing support and management services are to follow historic, defensive courses and allow the project to force major decisions and resolutions. We do it differently by changing the term project to process.

By combining process standardization with intuitive web-based technology Source Atlantic users have the ability to substantially lower project and capital equipment acquisition costs by tightly managing the planning, scheduling, procurement and delivery of equipment, technology, furniture and related materials. Our products and services can provide Kings County Hospital Center with a method to organize, streamline and improve the efficiency of capital equipment planning, procurement, management and logistical services.

Our process is a communication driven solution. Meetings with our planning and support team and your staff will concentrate on your benchmarks and the goals that you want us to manage. Specifics of budget, schedule, resources, team building, technology and the staff-driven design issues are critical areas of concentration.

Our successful processes and systems allow us to seamlessly manage the equipment with in the design and construction process by use in projects worldwide, but the methodology is the same. It includes:

•	Developing client-defined goals including schedule, cost or staff-driven issues.

•	Educating all members of the team to the process.

•	Developing benchmarks that include complex cost control modules, scheduling tools and regular user review and team meetings.

•	Analyzing project team performance and process milestone performance.

•	Keeping the team focused on client goals and the project mission.

•	Dedicated personnel.

The staff assigned to this project will be, in effect, your employees. The sole purpose of our team will be to act as the hospital’s advocates and drive your goals as though they were their own. One word that defines these individuals is attitude — and theirs is superb. Their perspective on the construction phenomena disarms the typically aggressive construction types and focuses all players on accomplishing the project mission.

Source Atlantic considers our potential relationship to be a commercial partnership or venture. The process we direct on your behalf will result in far fewer change orders due to the coordination processes and standards that we follow. Our methods cause less friction between the design/build team and the users because of our unique style of people management.

Resource Distribution

Source Atlantic will be managing this project from our corporate head quarters in Rockland Massachusetts. The team that has been assigned has been will be able to complete existing commitments, which will enable them to meet any and all benchmarks identified by WMHS.

Project Management Team

	Title	Project Role
Chris Sanborn	VP Operations	Project Principal
Bill Burke	VP Sales	Contract Manager
Don Armstrong	Project Manager	Project Manager
Philip Paradis	Project Manager	Project Manager
Jed Luby	Project Manager	Project Manager
Sandra Hamper	President HCT	Project Lead
Nancy Bowen	Project Manager HCT	Project Manager
Tom Van Hook	Assistant Lead HCT	Assistant Lead
Kevin Mettler	Assistant Project Mgr HCT	Assistant Project Mgr

William B. McGowan, Jr.

Bill brings over 25 years of sales and consulting experience in healthcare. Following several years of successful field sales experience for a leading industry medical supplier, Bill sought out opportunities in the hospital construction and healthcare capital equipment market. His hospital design and construction experience started with The Architect’s Collaborative (TAC) in Cambridge, Massachusetts, where he successfully designed and implemented an application to plan equipment and perform cost estimates. The application was employed for TAC’s healthcare clients throughout North America and around the globe, including several projects in Europe, the Middle East and Southeast Asia. He then moved to RHA, a South Carolina firm dedicated to equipment planning. At RHA, Bill began the planning for Healthcare International (HCI) in Scotland where he joined the staff in 1991. During a three-year posting in the UK, Bill managed the entire equipment/furniture procurement effort totaling more than $20 million and employed project and negotiating tactics that have become his hallmark. In 1995, Bill returned to the States and launched William B. McGowan & Associates, a project planning and equipment procurement consulting firm. After operating independently for several years, Bill merged operations with RHA to form Source Atlantic. His skill set includes in-depth knowledge of the healthcare capital equipment market, strategic acquisition planning, procurement tactics, and contract negotiation. He has presented to the United Nations Development Council on how to plan and execute healthcare projects in the developing world and has participated in several industry roundtable forums.

Chris Sanborn

Chris has over 10 years of professional experience in Project and Supply Chain Management. For the past four years Chris has successfully implemented and managed solutions for: BJC Health Systems, Fletcher Allen Health Care and Massachusetts General Hospital to name a few. Prior to joining Source Atlantic as the Vice President of Operations, Chris was a senior associate with RP Associates, a private equity firm providing seed stage funding and management services to emerging e-businesses. In this capacity, Chris provided leadership to client companies including Medibuy.com a procurement portal for the Healthcare Industry, FRS Inc, a leading manufacture and distributor of automated POS systems, FSBuy.com an e-commerce portal for the food service industry, and Kawama.com, an education vertical. His skills in the management, development and optimization of internal processes and control systems gave these businesses the competitive advantage to become leaders in their markets.

Prior to joining RP Associates, Chris managed International Distribution and Purchasing Divisions for Dominos Pizza where he was instrumental in the development of his divisions automated forecasting, replenishment and logistics applications. These applications set the information and quality standards still in use today.

Bill Burke

Bill brings over 25 years of Sales and Marketing experience 18 years of which was dedicated to the healthcare and scientific markets. Prior to joining Source Atlantic, Bill worked in both Sales and Sales Management with the Castle Company, now commonly known as Getinge. Throughout the years, Bill helped design, develop, and implement, large construction projects like Johns Hopkins, Yale New Haven Hospital, Massachusetts General Hospital, to name a few. Over the past several years, with the growth of Minimally Invasive Surgery, Bill has designed some of the most advanced, state of the art, Operating Room Suites in the world. He participated in the “OR of the Future” project with CIMIT, a collaboration with Mass General Hospital,

Brigham and Women’s, MIT, and Draper Labs. In addition, he designed additional Operating Rooms at NY Presbyterian, Rochester General, Danbury Hospital, Hospital of the University of PA, which also incorporated full integration and video routing including PACS. In addition, he worked in concert with Johnson and Johnson on developing an Operating Room to train surgeons, both at an onsite facility along with remote education capabilities. Bill has a vast knowledge of the healthcare market and the progression of new construction or renovation projects and project management.

Philip Paradis

Phil’s experience includes project management at Rhode Island Hospital (Hasbro Children’s) and St. Elizabeth’s, Brighton, MA. Phil has directed unique, multi-million dollar hospital projects of progressive size and complexity for the past 15 years. In addition, he has held department head level management positions responsible for the operation, maintenance and planning of hospital physical plants since 1978. Phil started his healthcare experience as a State Inspector of hospitals and nursing facilities in the Commonwealth of Massachusetts and has experience in architectural firm and construction trades.

Don Armstrong

Don is an architect with over 12 years of experience in healthcare design. Prior to joining Source Atlantic’s team of professionals, Don was the Director of Equipment Planning for FCFH Architects LTD in Philadelphia. Don founded the department, which focused on both the dietary and medical equipment needs of his firm. The division added valued support for the technical documentation and the budget needs of CON reports for its healthcare projects. Also, Don has worked for Morrison Management Specialist as an in-house designer servicing its culinary program nation wide. Providing the operational skills to the Architectural and Engineering firms, Don has pursued timely information in both the healthcare and hospitality specialties. Along with providing a dietary services to Source Atlantic, Don beings an architectural perspective in both foodservice and medical equipment planning. Don is a member of the (AIA) in Philadelphia and belongs to both (HFM) Healthcare Food Service Management and (ASHFSA) American Society for Healthcare Food Service Administrators.

James E. Luby, II

James “Jed” Luby began his healthcare work with the major U.S. furniture manufacturer, responsible for the installation management for the New England area. As such, Jed gained tremendous experience in healthcare construction and project management.

Jed joined Source Atlantic three years ago, when he managed the installation and logistics for a large healthcare project in Algeria. In addition to this project, Jed has been involved with The Lanarkshire Hospital project in Scotland, Hanscom Air Force Base in Bedford, Massachusetts, Portsmouth Naval Shipyard, Mid Coast Hospital in Maine and South Shore Hospital in Weymouth, Massachusetts.

Section 3.0

Professional Services

Section 3.0 Professional Services

Source Atlantic delivers technology and professional service solutions for the specialized needs of the healthcare and bioresearch communities. With over 25 years of experience in Project Management, Equipment Planning, Equipment Forecasting and Procurement for hospitals and research facilities throughout the world, Source Atlantic provides the expertise to meet the logistical needs of organizations engaged in expansions, renovations and the construction of entire facilities.

Source Atlantic’s mission is to shorten the plan-buy-delivery cycle, reduce risk, and improve the quality of document storage, process, task management and information exchange.

Source Atlantic’s web-based technology gives users the ability to substantially lower project and capital equipment acquisition costs by tightly managing the planning, scheduling, procurement and delivery of equipment, technology, furniture and related material to clients. Our products and services provide project owners with a method to organize, streamline and improve the efficiency of capital equipment forecasting, procurement and management.

Methodology

PROPOSED & QUOTED SERVICES

INITIAL EQUIPMENT ASSESSMENT

Experience suggests that a full inventory conducted early in the project schedule usually proves to be futile. Time allows for the movement and addition of assets and lost items requiring another inventory, hence Source Atlantic conducts a scaled down evaluation or assessment of existing equipment.

The assessment permits the project team to take a brief evaluation of existing assets allowing for the development of early-stage budgets. Source Atlantic can evaluate and recommend whether an asset should be marked for relocation or liquidation. Our Assessment Team can review all major items of equipment, looking to identify those with current and future value. The location, condition and basic information of a “movable” piece of equipment will be collected. The assessment is also a crucial point in the development of long-term Capital Forecasting and Replacement Programs.

User Group Meetings

The project team will initially participate in 2 rounds of meetings lasting 3 days each with each of the 27 department heads to review and discuss current department requirements and issues, anticipated growth, planned service expansions, work and traffic flow, and operational criteria. These meetings will determine the appropriate medical equipment .to meet the hospital’s project service and volume needs. If necessary project team will participate in a final set of meetings to obtain sign off of equipment needs.

The project team offers options and alternatives based on current technology, product advances, budgetary constraints, vendor capabilities, service, pricing, cost of moving or upgrading existing equipment, current market conditions and other factors that will help the hospital meet its current and future equipment needs most cost-effectively. The project team also meets routinely with the project architect to ensure information obtained during meetings with the owner’s staff is shared and coordinated with the project team.

Cut Sheets (Architecturally Significant)

Documentation includes an Index listing all of the AS items in the project, Equipment Location Report, Electrical & Mechanical reports, manufacturer or supplier “cut sheets” for each AS item.

The Preliminary documentation is historically issued at the end of Design Development. Based existing requirements an initial draft of this book will be developed for CON submission.

Preliminary Budget Development

Based on the results of the initial assessment the project team will produce a Preliminary Medical Equipment Budget for the Project. Project specific equipment budgets can be generated in a variety of formats to meet a specific informational need of the Owner. Budgets will be able to be reviewed reported by depart, type, (Group 1, 2, 3, 5), Responsibility, (OFCI, OFOI, CFCI, Re-Use).

Deliverables:

•	List of assets by department and room

•	Two teams of Two on site for 5 days to conduct assessment

•	Detail and summary reports showing equipment slotted for re-use and liquidation

•	Move plan based on re-use and liquidation results

•	Development of Preliminary equipment budget

•	Develop Architecturally Significant cutsheet books for use by project architects, engineers and contractors, which contain equipment utility requirements and spatial information.

•	Updated Equipment Lists & Budgets

•	Responsibility Matrix for Medical Equipment (OFOI, OFCI, OFCI, Reuse)

•	Space & Utilities Report

•	Room by Room Listing showing all fixed and moveable equipment in Source Atlantic scope of services

•	Department Space Listing with Budget Amount by Space

•	Department Summary with Budgets by Department with Inflation, Freight and Tax

•	All New Equipment scheduled for the Project — by Space, Department, Project, etc.

•	All Existing Equipment to be relocated — by Space, Department, Project, etc.

ADDITIONAL PRODUCTS & SERVICES (NOT QUOTED)

MEDICAL EQUIPMENT PLANNING & COORDINATION

Medical equipment planning is the process of gathering, manipulating and distributing data. The majority of equipment information is maintained with in our Web-Based planning application, Hourglass, developed and maintained by Source Atlantic. Hourglass can produce reports in a variety of formats to meet the specific needs of our clients. Equipment lists are comprehensive and user friendly.

Capital Equipment Inventory

The inventory phase consists of collecting data from all the items of medical equipment with a purchase value of over $500.00 within existing spaces that will move to the new facility. The Source Atlantic team will collect the following data:

1. Existing asset tag number

2. Type of equipment (Radiology, Surgery, etc.)

3. Item Description

4. Location

5. Manufacturer

6. Condition / Age

7. Serial Number

Compiled data will be used for the creation of detailed move plans, qualification of any previous assessments, and the creation of multi-year forecasting plans.

Coordination

Source Atlantic can position its staff and technology to be the pivot point of any project. We provide clear navigation through user reviews, vendor demonstrations/interviews and architectural design meetings. Accepted with this responsibility Source Atlantic will provide structured data based on the outcome of these sessions. This will provide a structured environment for ease in reporting and review.

Schematic Design

Source Atlantic’s Managers and Planners work closely with our client’s management teams, clinicians or researchers, and architects to develop preliminary equipment budgets and space equipment lists. During this phase, Source Atlantic can begin preliminary qualification of the specifications by coordinating equipment location reports, drawings and cutsheets. As the project matures, Source Atlantic works hand and hand with the owner and architect to ensure drawings and documents always reflect the most recent edits and revisions.

Design & Development

The focus during this process is the completion and sign-off of equipment lists and budgets concurrent with the design effort. Lists will include (Groups 1-5) reuse and equipment identified for replacement. Project Managers and Planners are active participants during this phase of clinical user reviews. During these reviews, Source Atlantic can provide all of the necessary electrical, mechanical and dimensional data required for the engineers and architects to complete space design.

Construction Documents

In executing this phase Source Atlantic proactively populates its online database with all of the pre-identified medical and laboratory equipment. This allows the architect, engineers, and end users to produce their own detailed reports and cutsheets. Reports include but are not limited to:

•	Equipment Location – Lists equipment and the spaces in which that specific piece of equipment is located.

•	Space-by-Space Equipment – Lists all spaces/rooms and each piece of equipment allocated to it.

•	AEM (Architectural, Electrical & Mechanical data)

•	Executive Summary Reports

All reports can include the cost and AEM data or not, based on selected report options, and can include empty spaces and departments or not.

Each report includes purchase and installation responsibility codes (i.e. which party is responsible for purchasing and which is responsible for installation), and the same code identifies any items to be reused as existing. Funding codes identify any and all funding sources. These same reports identify Bid Package by type or Vendor assignment to expedite and maximize procurement efforts. They further include secondary power requirements, emergency power requirements, blocking, rough-in requirements, and more. Reports are customizable based on the filter and sort that the user elects. All data and reports are available for use and export 24/7 via Source Atlantic’s web based planning and management solution named HOURGLASS. In support of the reports Source Atlantic can make available cutsheets for the architectully significant equipment in disc form or hard copy.

CAD Development and Revision Management

During the planning phase of our work, Source Atlantic will begin the placement of specified equipment in assigned rooms. The equipment placed will include significant equipment, or that having significant footprint and/or service connection. When supplied with Auto Cad version 2000 background floor plans, Source Atlantic can create “Plan View” Auto Cad version 2000 drawings with equipment on a separate layer.

IT PLANNING DESIGN & SUPPORT

LAN & WAN Deployment:

Source Atlantic can provide a broad array of experience in the design, provisioning and management of LANs, WANs, and Data Security. We are chartered by major partners including: Cisco Systems, AT&T, Citrix, Check Point, RSA and others to deliver solutions based networks to clients throughout the world.

Carrier Services

Source Atlantic can provide contracts, order administration and provisioning assistance to customers that require an added level of support during the provisioning process. Whether point to point, frame relay or IP, Source Atlantic can provide the resources and knowledge to help manage and simplify the ordering experience

Citrix & Server Based Computing

IT managers have to do more with less and save TIME, MONEY, INCREASE THE PERFORMANCE OF YOUR USERS AND WEB ENABLE YOUR APPLICATIONS using server based computing technology gets you more for less.

Contract Management

The Managed Maintenance Program is a free service that gives the customer a minimal number of contracts for their network gear with a single contract date. Reduces up-front costs and is easy to add new hardware and software to the existing coterminous contract with one invoice.

IP Telephony

The IP Telephony team specializes in the cost, design and implementation of IP Telephony. With over ten years of experience in this field they are one of the most advanced teams in the country. They have rolled out hundreds of projects and they know what it takes to make a successful work.

Design & Development

Source Atlantic can provide resources to assist in the advanced implementation, design and consulting for such projects as Network Design, Network Analysis, Firewall installation, Security Policy Generation, Security Audits, Citrix implementations, VoIP, IP Telephony, MARO implementations, Disaster Recovery, and Data Center Moves.

Project Management

Source Atlantic can provide Project Management to help coordinate the delivery of not only services, such as local access, Frame Relay, IP transport and MIS Internet connectivity, but also equipment and technology from other vendors that are engaged by the customer.

RADIOLOGY INFORMATION SYSTEMS, PICTURE ARCHIVING & COMMUNICATION

RIS

Source Atlantic can guide your practice to success by differentiating among RIS vendors, optimizing the use of the RIS to your workflow and processes, identifying areas where workflow redesign can improve efficiency, leveraging synergies among RIS, PACS and Speech Recognition, and developing an implementation plans.

PACS

Source Atlantic assists your practice to determine how and when to implement PACS technology, how to identify and marshal the necessary internal and external resources, how workflow redesign will increase your operational effectiveness, and what the return on investment will be (both soft and hard dollar cost savings)

Speech Recognition

Source Atlantic assists in the planning and implementation of advanced speech recognition technology to automate radiology dictation, speeding information to referring physicians, while reducing costs associated with transcription and conventional dictation systems.

Cost Justification

Source Atlantic provides clients with an objective assessment of the financial impact of implementing new technology. The consulting team builds an objective financial model that includes operational, technical, clinical and market-impact analyses.

DIETARY & FOODSERVICE

The dietary and foodservice equipment team provides a successful all-in-one approach to Source Atlantic’s specialized planning services. Source Atlantic can form a professional resource to provide equipment related dietary services allowing for an understanding and control over your facilities foodservice needs. Source Atlantic’s foodservice team is committed to providing a range of services that work directly with your dietary staff to create a successful project. Along with our services, our team is focused on meeting the financial needs of fast track projects by providing detailed specifications and budgetary reports on request.

Our range of services is extensive; from small renovations that need supporting documents, to the creation of a new facility with support systems that have remote location delivery. Our services include:

Programming

The detailed determination of your foodservice needs; feasibility study

•	Defining the types of dining: patient, staff, public

•	Locating the areas of service

•	Exploring and evaluating methods of delivery

•	Reviewing Receiving and storage flow patterns

•	Sanitation and waste removal

•	Inventory and value assessment of existing facilities and equipment

•	Benchmarking of local and related projects

Design Services

•	The conceptual development of your foodservice project.

•	Schematic design

•	Foodservice system evaluation and selection

•	Contract documentation (A full set of documents)

•	Coordination with equipment RFP’s and fair bid development

•	Equipment selection and specifications, with supporting documentation

Source Atlantic’s food service team will be there through completion of your project so that each concern or detail will be addressed. As a professional team of dietary and foodservice equipment consultants we will conduct our business in accordance with the ethical codes as laid down by the Foodservice Consultants Society International (FCSI). We are also members of American Society for Healthcare Food Service Administrators (ASHFSA) and Healthcare Food Service Management (HFM).

EQUIPMENT SOURCING AND PROCUREMENT

Source Atlantic can provide a variety of procurement services from basic support of the existing materials and purchasing team to accepting the associated risks by purchasing the equipment via our “Guaranteed Maximum Pricing Program” (GMPP). Components of our turnkey solutions include; but are not limited to:

•	Product Packaging

•	Specification Development

•	RFP Development & Submission

•	Proposal Review

•	Scheduling & Management of Vendor Demonstrations

•	Mock Room Development

•	Comparative Matrix Development

•	Negotiation

•	Procurement

•	Logistics Management

Capital Lease Financing

While this core service is directed at lease financing for capital equipment, we offer a diversified range of solutions able to accommodate financings of $1,500 to $100 million.

Logistics Management

The culmination of the planning and procurement effort is to assure the client that what has been purchased is coordinated and installed in the correct space, and is in good operating condition for occupancy. Our experience has proven the only way of guaranteeing this, is by placing a Source Atlantic staff member on-site as needed to manage the process. In addition to directing the installation process, the manager will be responsible for general crisis resolution, scheduling of deliveries and the coordination of any vendor provided installation. We find the project progresses to a seamless occupancy with the placement of an on-site manager.

Section 4.0

Logistics Management

Source Atlantic’s response to the Technical Proposal for Kings County Hospital Center Logistics Services RFP.

Scope of Work:

Source Atlantic in concert with our partners, Health Care Transitions, llc (HCT) will compliment the services of the primary responder, Source Atlantic, Inc with the provision of the stated services as noted in the RFP. Source Atlantic is in the business of transition planning for Health Care Facilities with new construction projects. Over a 17 year period and with nearly 50 health care facilities supported, the services routinely provided by Source Atlantic include:

•	Development of the Transition Plan and Organizational Structure for the process.

•	Support to the Operations Planning, which is the detailed evaluation of how the organization will function in the new facility.

•	Implementation of Occupancy Planning which includes:

•	Development of plans (occupancy readiness activities) for the finish of the facility for which the organization has responsibility after the contractor completes their work.

•	Development of sequencing for the move and activation activities.

•	Individual department move plans with pre move, move and post move activities addresses.

•	An occupancy master tracking plan to track all occupancy readiness and move activities.

•	Support service daily work plans which delineate the specific activities the many vendors and hospital support departments must accomplish.

It is within this planning component of Source Atlantic expertise that the response to the requirements of the RFP will by and large reside. Source Atlantic also supports the development of move plans for any patient move that may be involved with the project.

•	Human Component Planning including:

•	Development of a plan for educating, orienting and training the staff and other stakeholders,

•	Address the substance and timing of public relations and internal project communications

•	Develop an exercise that allows the staff to evaluate their operational function within the new facility while familiarizing with the facility, equipment and systems without risk to real patients by using mock patients (Day in the Life).

•	Support to management of implementation of the plans, the move and the post move activities.

From our wide scope of expertise, Source Atlantic will provide the following support within the technical proposal responding to the scope of the RFP for the financial considerations submitted in the cost proposal.

TECHNICAL PROPOSAL RESPONSE:

All of the services indicated below will be done within a logical, organized process and will be reflected in a plan. The strategy for that process and plan will be prepared with the input of the organization’s staff, will be communicated and will be adjusted to match the organizational culture.

2.1 a. Source Atlantic will meet with key staff to develop a move strategy and move assumptions. From this information and discussions with moving departments / sections, the Source Atlantic’s staff will prepare a departmental move sequence. This sequence will address service continuity, timing, relationships of departments and resources required. The basis and timing of the sequence will take into consideration that the move will be taking place in the presence of active patients, visitors and staff and will minimize downtime of services to the maximum degree possible. This sequence will be prepared in a draft format and presented to the relocation contractor for evaluation of the availability of move resources, elevators, entrances, exits and corridors to support the move.

2.1 b. Source Atlantic staff will meet regularly with POC, DASNY and KCHC staff. It is anticipated that a monthly formal meeting will be held to discuss and document the status. Additionally Source Atlantic will participate in periodic informal meetings, teleconferences, one on one discussions which will provide the ongoing continuity of the status. Source Atlantic will work with DASNY and KCHC staff to develop processes for issues identification, issues management and timeline management.

2.1 c. Source Atlantic staff will fulfill the requirements of this paragraph and conduct cost evaluations regarding leasing of equipment and the financial feasibility of such leases compared to out right purchase.

2.1 d. Source Atlantic will fulfill the requirements of this paragraph and coordinate with trades in the building, including the construction trades, furniture deliveries, technology deliveries and miscellaneous vendors and consultants. Plans developed by Source Atlantic, and client staff for this contract will supply the timelines and individuals responsible for many of these activities. The ongoing coordination will be the responsibility of Source Atlantic in house staff and possibly the installation contractor when there is one (often the same company as the relocation contractor).

2.1 e. Source Atlantic will fulfill the requirements of this paragraph and interface with KCHC staff to arrange elevator time for reused equipment.

2.1 f In the course of development of plans for occupancy readiness and moves, staffing requirements will be addressed to accomplish the activities. In house staffing, vendors or contract staff identified as needed outside of those already available will be identified by Source Atlantic to the managing team for decisions about how those needs will be met.

2.1 g. Source Atlantic will develop a master plan which addresses the key activities for the entire relocation process. These activities will be aligned in relationship to key milestones from the construction and regulatory plans and will include the key components of transition from the time of plan development to post occupancy. This will be prepared either as a visual plan in Excel or a gantt chart in Microsoft Project depending on the wishes of the organization. Source Atlantic will develop a detailed transition plan with activities for all elements of transition as an option and for an additional fee above what is quoted in the cost proposal. See the triangles enclosed in this submittal for the elements of transition within each phase and planning component that would be addressed in this detailed plan. This is a more in depth, tracking document.

2.1 h. Source Atlantic will meet with representatives of each support service to determine activities for the occupancy readiness plan (those activities that need to be done by other than the prime contractor such as network and electronics installation, furniture and equipment installation / placement, cleaning activities among many others). This plan creates the foundation for the departmental move plans. Using this document and its time line as a basis, meetings will be held with staff from each moving of the department and sections. The resulting information will be used to develop the following documents:

•	Occupancy Sequence List and Gantt – a quick reference on moves and activations of each department and section.

•	Occupancy Master Tracking Plan List and Gantt– full plan containing all identified occupancy readiness and move activities which is intended to be used by all key staff to track the entire implementation process.

•	Support Service Daily Work Plans – a “sort” off of the Master Tracking Plan which addresses each support services requirements for all supported departments (such as EVS for all cleaning requirements; Biomed for installation, biomed checks on new equipment and checks on relocated equipment requiring it, etc). This individualized document simplifies the management of the support service department (such as IS or EVS) or vendors’ tasks since they do not have to look at all of the activities in the Master Tracking Plan to find and manage their work. The Master Tracking Plan is made available in their manuals in case they want to see the relationship of their work with another’s, such as installation of a phone after the desk is installed.

•	Department / Section Move Plans – the plan for each moving department or section. Activities within the plans address not only requirements for the actual physical move but they also address pre move preparation (clean out, clean up, organize, training, etc.) and post move activities such as execution of a unit close down checklist and special reclamation requirements for that area (eg: decommissioning a hot lab).

An orientation to the use of the documents will be provided to all executing staff, vendors and managing team.

2.1 i. Source Atlantic will address any impacts to the move of furniture that is to be cross leveled to other areas (the “from” “to” list to be developed by others prior to move plan development so Source Atlantic can address the timing impacts of those relocations).

2.1 j. Source Atlantic will fulfill the requirements of this paragraph and oversee the implementation of DASNY and KCHC orders that relocate equipment.

2.1 k. Source Atlantic will review any changes in the original schedule for impacts to the overall master schedule and to any plans that have already been developed. These impacts will be brought to the attention of the team keeping track of the project status and recommendations made in regards to options to try to keep on track or adjust the plans as necessary. (Depending on the stage at which these revisions need to be made, there may be an additional fee to update the occupancy plans and republish them - including the Occupancy Master Tracking Plan, Support Service Daily Work Plans, Department / Section Move Plans and Occupancy Sequence).

2.1 l. Source Atlantic will fulfill the requirements of this paragraph and prepare and monitor budgets including cost comparisons and move pricing. Source Atlantic will support as required within their area of expertise and within their support of the selection of the relocation contractor.

2.1 m/n. Source Atlantic will fulfill the requirements of this paragraph and will support the development of the relocation contractor RFP; support the pre-bid walk through, and support the selection process.

2.1 o. Source Atlantic will fulfill the requirements of this paragraph. It is usual that the tagging program is presented by the relocation contractor (as each uses a different tagging system). Source Atlantic will support the adaptation of such a tagging system to work within this organization and the move process being implemented.

2.1 p. Source Atlantic’s Project Manager will meet regularly with POC, DASNY and KCHC staff. It is anticipated that a monthly formal meeting will be held to discuss and document the status which Source Atlantic’s PM will attend. In addition, the Source Atlantic Project Lead will attend every third formal status meeting. Additionally Source Atlantic will participate in periodic informal meetings, teleconferences, one on one discussions which will provide the ongoing continuity of the status. Source Atlantic will work with DASNY and KCHC staff to develop processes for issues identification, issues management and timeline management.

2.1 q It is anticipated that Source Atlantic, Inc. will fulfill the requirements of this paragraph and Source Atlantic will assure that the building protection from damage and loss is addressed in both the relocation contractor’s RFP and the Occupancy Readiness Plan. Physical security during the move will be a point of discussion with the Occupancy Readiness group and the organization’s security staff.

2.1 r. Source Atlantic will assist the organization in developing a “start up” plan to determine how the organization will gather and manage issues (operational, training, systems, equipment, furniture, technology, etc) that arise upon occupancy.

2.1 s It is anticipated that Source Atlantic will fulfill the requirements of this paragraph and conduct a move walk through when completed.

2.1 t. Source Atlantic will work with DASNY and KCHC in determining contents for the requested newsletter and write periodic articles for that newsletter at key times in the occupancy process.

OTHER REQUIREMENTS:

2.1 a. Source Atlantic is uniquely qualified to support this project based on their success over 17 years of transition and move planning with developing successful moves. Our process maximizes hospital function while considering the safety of patients and stressors of the move process on staff. Given the resources, it is possible to continue 100% functionality during the relocations and that will be Source Atlantic’s goal. Our innovative planning minimizes the cost of reaching that goal. However, it will be the final decision of DASNY and KCHC as to whether they will approve any additional resources required to reach that goal (such as resources needed to provide duplicity of services).

2.1 b. Source Atlantic’s staff come from clinical backgrounds and understands the necessity to always keep patient safety (both those patient who are moving and those patients receiving care while the move goes on around them) and quality of care concerns as number one in planning. Source Atlantic has worked with hospitals who, with our guidance in developing their plans, have relocated as many at 300 patients as far as 15 miles on crowded interstates with no adverse patient impacts. Our superior knowledge of logistics and equipment, our clinical and move expertise will help meet KCHC’s goal of negative patient impacts.

Source Atlantic’s RECOMMENDATIONS FOR OTHER SERVICES THAT KCHC MAY REQUIRE FOR A SUCCESSFUL MOVE AND ACTIVATION OF SERVICES:

•	A Transition Assessment, Transition Structure Review and Budget Template and Full Transition Plan (as addressed in 2.1.g as the more in depth plan). These services are addressed in the Initial Basic Scope in the Typical Services Section shown next. Source Atlantic believes that the Occupancy Process is greatly enhanced when the organization has evaluated all aspects of the transition process to assure themselves that they have not overlooked critical success factors and activities. The review of the Transition Structure and Budget should be done to assure that as this next occupancy step is entered, the organization has the correct process structure to adequately and productively manage it and that the hidden costs of transition have been identified and planned.

This key service will assist the organization in identifying any non occupancy activities (those not addressed in the RFP) that need attention prior to occupancy for successful start up of operations in the new facility.

•	Day in the Life. The day in the life process that Source Atlantic brings to the relocating organization is a mock exercise like an EPP, but exercises day to day operations in the new facility. This is an exercise that all of our clients who have executed it have said “how could we have occupied without it and been successful?” Source Atlantic believes that it is imperative to combine operations with the new physical plant, systems and equipment in a “no patient risk” environment by performing this exercise if the goal of patient safety is to be met.

These key services can be discussed and priced for KCHC if desired.

SOURCE ATLANTIC”S TYPICAL SERVICES AVAILABLE:

The following sections are an example of the typical services that Source Atlantic is qualified to provide and provides on a regular basis.

TRANSITION PLANNING

PROPOSAL OVERVIEW

Planning and implementing a major construction project at your health care facility is a long and arduous process. Design and construction and management of these processes for the physical completion of the building structure and installation of major items of equipment and furniture are not the only responsibilities that the organization must undertake for successful completion of the project. From the time the facility is declared open, it must function effectively as a delivery site for quality patient care and all support services. All operations must perform efficiently.

The organization must also be prepared to face the challenges of the future. To meet these dynamic challenges, a comprehensive transition process must be developed and implemented in a timely manner. Transition planning organizes the staff for their participation in the transition process while it provides step by step activity plans and documents to address Operations Planning and Occupancy Planning for the move into and operational start up in the new facility.

The Transition Process also includes activities to review operational implementation after occupying the new facility ensuring integration of operations, maximized use of the major capital investment made in the facility, equipment, systems and optimized productivity of staff.

COMPANY HISTORY

Health Care Transitions is an experienced consulting firm, which has been providing services in Transition Planning since 1988. In 1997 Health Care Transitions became Health Care Transitions L.L.C. The president, Sandra Hamper, began Transition Planning in 1981 as the director of an internal Transition department for Tripler Army Medical Center in Hawaii. Sandra was responsible for operational design input, transition planning and move execution for a 450,000 square foot addition and 750,000 square foot renovation project containing inpatient and ambulatory functions. Since that time, Health Care Transitions refined the transition process and developed tools, which provide proactive planning and problem solving for transition into and activation of operations in health care facility construction projects. Health Care Transitions has provided all aspects of transition planning consultation services to a broad range of clients including freestanding and hospital based outpatient facilities; high intensity, tertiary care facilities; community based hospitals, and pediatric facilities as an independent company and as an associate to other companies.

PRINCIPLES of the PROCESS

A well developed Transition Process and Plan adheres to six key principles:

•	Ownership and participation at the lowest staff levels through education of and use of executing resources to develop the plan. Transition Planning has been developed to interface with your Performance Improvement process.

•	Flexibility of the process to meet the needs of the unique project and organization.

•	Organization and accountability of transition resources through task force structure, task assignment and delineation of authority to get tasks done and the assignment and consultant support of an internal staff member to “champion” the process and provide internal process facilitation.

•	Identification and integration of activities by placing activities that must be executed in a logical sequence and by coordinating those activities with other participating resources.

•	Documentation and communication of planning information through development of transition documents organized into easy to use manuals.

•	Successful execution through consultant coaching, staff ownership, contingency planning, timely performance and attention to risk exposure and details of the process.

These principles are the cornerstones of Health Care Transitions, L.L.C.’s approach to transition planning. Health Care Transitions, L.L.C.’s process has been successfully tested to bring optimum effectiveness to your project. A comprehensive coordination plan to identify the staff accountable for various activities and address timing of the various tasks to assure a smooth occupancy is critical and will be a focus of the HCT consultants in development of all plans and guidance of staff through the project.

On page 1 you will find a graphic (Health Care Transitions, L.L.C.’s “Transition Triangles”) delineating the elements of Health Care Transitions, L.L.C.’s planning process brought to your project through the Scopes of Work defined herein. Although all elements are supported in the basic scopes through documents and work tools, teach and train of internal staff and ongoing guidance and support throughout the project, elements with in depth consultant activities covered by the options are shown in the option descriptions later in this proposal. This delineation will be described under the Continued Basic Scopes of Service introduction note on page 8. Throughout the process, as depicted by the Triangles, macro to micro planning is the key to managing activity detail and complexity, controlling time sensitivity and functioning within budgetary constraints that accompany every project. For any project, where there are identified internal resources with the background and experience needed who are provided the time and availability to accomplish the more in depth processes, HCT recommends election of only the Basic Scopes of Service.

FOCUS OF THIS PROPOSAL

Health Care Transitions, L.L.C. believes that organizational ownership and continuity of the process of Transition Planning are critical to the success of its execution. To achieve this end, the focus of the basic scopes of this proposal will be to provide education and coaching throughout the process; plan development using written procedures, data gathering techniques and proven prompts; supporting document preparation throughout the process (as delineated in the basic scopes and options), and ongoing support, direction, suggestions, assistance and guidance to the staff in their execution of the plan.

Involvement of in-house hospital resources who are already responsible for the operation of the organization is key to success of the process. However, most of these individuals have never had the opportunity to plan for a project with the scope required to execute the significant transition required for this project. The transition experience, proven process, highly developed tools and project expertise provided by Health Care Transitions, L.L.C. in this proposal are designed to bridge this gap.

Since activities of transition often begin before the consultant is hired, HCT consultants work with the hospital staff to identify activities already addressed to assure a complete process without redundancy.

Health Care Transitions, L.L.C. will work with hospital transition and other assigned staff to develop work plans to accomplish their key activities in a timely, cost effective manner. HCT will then assist the hospital staff in monitoring execution of the plan.

KEY COMPONENTS

The key components of Transition Planning included in this proposal are:

1.	Creation of the Transition Design specific to this project.

2.	Operations Planning for operational start up of the organization in the new facility.

3.	Occupancy Planning addressing logistical preparation of the building for the move and of the organization for the relocation of departments and patients.

4.	Human Component Planning that link the Operations Planning and Occupancy Planning to the Implementation Phase by addressing staff needs in the process.

5.	Implementation of the Transition Planning efforts to include post move requirements.

Further delineation of the scope of services for these components will be found in the Basic Scopes of Work and Options section.

Sample

Initial Basic Scope of Work

TRANSITION ASSESSMENT, STRUCTURE,

BUDGET AND PLAN

This Initial Basic Scope of transition planning offered by Health Care Transitions, llc. Following are additional optional scopes. Although copyrighted documents and work tools will be demonstrated to the client, the documents for any processes beyond those directly covered by this scope (those covered are assessment document, transition plan document, budget template, team structure organizational chart) will not be released for use by this scope. The products produced in this scope can stand alone and be useable documents if further services are not selected. Requirements for further client needs for the next scope of service can best be determined as this scope is executed.

In this initial basic scope of services, Health Care Transitions consultants support development of the Transition Assessment, Budget and Plan for this project that includes:

•	Development of the organizational transition strategy

•	Development of the transition assessment and structure

•	Development of the elements and transition plan (work plan)

•	Projection of the transition budget items

The following are actual processes and key steps that Health Care Transitions’ consultants will follow in execution of the Initial Basic Scope of Service.

HEALTH CARE TRANSITIONS, llc’s PROCESS / SERVICES

Development of the organizational transition strategy:

•	Meet with project staff to develop a strategy appropriate to the organization and its culture for performing the transition assessment and preparation of the transition plan.

•	Develop a preliminary organizational structure to manage the transition process internally.

Development of the transition assessment:

•	Educate key staff members in the transition process through a Transition Kick Off presentation during a Transition Retreat.

•	Assist senior staff in finalizing the internal organizational structure to manage the process.

•	Delineate key staff (during the retreat) to gather data to assess the current status of transition planning, determine key activities yet to be accomplished and assign staff within the organization as element leaders to manage those activities.

•	Prepare the initial Transition Assessment for hospital staff review and approval.

•	Prepare the draft internal organizational structure for the process.

Development of the transition plan:

•	Interview assigned element leaders to review all activities of that element, assign dates for execution of key activities and determine the responsible individual for accomplishing those activities.

•	Prepare a visual chart showing the key activity time line to be used in development of the working Transition Plan.

•	Develop the draft Transition Plan to include recommended dates for each activity based on key project and organizational dates. .

•	Prepare the working Transition Plan after organizational review and provide in formats sorted by activity dates, responsible party and responsible teams, then provide to the organization for their implementation.

•	Hold a one day working session with the individual who will manage the plan and provide orientation to the format, tools for utilization, tips and tricks for managing the document.

Projection of the transition budget:

•	Formulate the initial draft of the Transition Budget Items (costs to be added by hospital transition teams or centralized work group) through discussion with key staff members.

Deliverables:

Assessment draft (elements to be internally addressed and assigned element leaders)

Basis of the Plan Key Activity Document (visual document of key activities over the timeline of the project)

Organizational Structure (directing staff and teams with assigned elements)

Budget Template. (budget items and years to be incurred)

Transition Plan Working Document (elements, activities, responsible parties and time line).

All HCT forms and formats are copyrighted. Through execution of this Scope of Service, the copyrighted forms used are released for use on this project. HCT or the client may modify these forms to fit the needs of this project. (Use of these documents by the client for any subsequent projects or provided to other hospital projects, consultants or other firms is prohibited and is protected by copyright laws.)

Optional Continued Basic Scope of Work

TRANSITION DESIGN and

PROCESS SUPPORT

This scope of service provides continued support to the transition process and teams throughout the entire transition process. Health Care Transitions consultants facilitate all elements of the process through support to the hospital’s transition staff and committees.

Electing this scope of service provides the following services and work tools and release of copyright for use on this project of all work tool templates (to include intake forms, prompts, procedures and sample documents) for all phases and elements. This allows a cost effective alternative to full services for organizations with the staff and experience necessary for internal development of the work tools (including Operations Planning and Occupancy Planning).

This scope provides consultation on all aspects of the transition process, but minimal direct plan preparation by Health Care Transitions. The services shown here are the standard services that most clients need and elect for this continued support. However, actual requirements can best be determined mutually during the initial basic scope with the following services modified to maximize use of client’s in house talent.

(Note: Election of the Operations Planning and Occupancy Planning Optional scopes of service will provide the organization with the greatest use of the consultants’ expertise, experience and direct plan preparation as described in the options by the consultants through interview processes with internal staff. While these are much more expensive services due to more consultant intensive work both on and off site, they are by far the best options for full execution of the transition process in organizations that do not have the internal resources or expertise to accomplish these activities. Exercising these options with the basic scope may provide the best outcome for the process. Although there is greater consultant involvement and greater direct use of consultant expertise, all services are still delivered with “staff ownership” and understanding by the staff who need to implement the process as the key principle.)

In this basic scope of services, Health Care Transitions consultants continue support for this project which includes:

•	Kick off and ongoing support of the transition organizational structure and process.

•	Preparation of the transition manuals.

•	Special teach and train sessions for internal staff, preparing them to use the work tools and understand their responsibilities for their execution of Operations Planning and Occupancy Planning activities.

•	Support to development and implementation of a “Day in the Life”.

•	Development of the start up plan.

•	HCT copyrighted work tools.

The following are actual processes and key steps that Health Care Transitions’ consultants will follow in execution of the Basic Scope of Service.

HEALTH CARE TRANSITIONS, llc.’s PROCESS / SERVICES

Kick off, and ongoing support of the transition structure and process:

•	Assist the organization in orienting the transition staff and team chairs to the process and management tools.

•	Provide a “kick off and transition orientation” for each transition team delineating tasks and responsibilities.

•	Provide process management document formats (issues lists, issues tracking, change order request, special study request) and assist in modifying them as necessary for this project.

•	Attend transition team meetings to provide support, guidance, experience and direction to teams (___trips provided after kick off trip in this basic scope—teams need to meet on 2-3.5 consecutive days for consultant to attend all teams). Specific visit dates to be determined with client based on process needs. More visits than those within this proposal which provide further support are available at additional cost.

•	Coach the committees to develop understanding of activities for which they are responsible and the inter-relationships of the dates with other teams’ elements and importance of meeting the dates. Health Care Transitions’ consultant will modify recommended dates with the teams, as appropriate, to accommodate additional organizational impacts and develop the working Transition Plan document to be used by the teams.

•	Periodic formal reviews of the plan date changes with the first after the initial review of the plan with the teams (as noted above) and at least one later (at an established time prior to execution of implementation – State of Transition Retreat) to assess readiness and develop fallback plans for delayed activities.

•	Assess the changes when dates are modified during these formal reviews for impacts in other related activities / elements of the transition plan. Recommend changes or identify issues as appropriate.

•	Support teams in the process and plans for the Operations Planning phase of transition. Assure that there is an organized process for developing and communicating Systems Assumptions and Departmental Concepts of Operation. Develop Transition plan time line so that it reflects development of these systems and processes in a timely manner to allow integration; subsequent development of the supporting policies and procedures (which also capture the changes in preparation for JCAHO and State Regulatory requirements), and input of the changes into the Education and Orientation program.

•	Teach / Train / Prepare / Demonstrate / Support assigned internal staff with specific responsibilities to execute activities necessary to develop key work products (Operations Planning - System Assumptions, Special Studies and Concepts of Operation; Occupancy Planning - Support Service Plans, Department Move Plans and Occupancy Sequence, Occupancy Master Plan and Support Service Daily Work Plans). Procedures and work tools will be provided, electronic forms (in MS Word, Excel and MS Project) will be made available and formal one-on-one training sessions held for each of these processes. (The costs for this activity are removed from the pricing of the Basic Scope as indicated in the Financial Considerations if the more consultant intensive options are purchased. This training is not necessary then as the consultants actually interview and develop the documents in those options – internal staff does not need to be trained to do them).

•	Facilitate Support Services one-day retreat to develop a responsibilities matrix. Initial draft developed by the consultant with client staff refining to final.

•	Facilitate Support Services one-day retreat to develop an interconnectivity matrix. Initial draft developed by the consultant with client staff refining to final.

•	Facilitate Support Services initial one-day retreat to develop Occupancy Readiness Template (tasks and responsibilities will be developed during retreat). Team members to later develop dates and execution plans for activities (Support Service Plans). This document becomes the basis for execution of the Occupancy Readiness Process.

•	Support the Education and Orientation team to develop a comprehensive program for orienting the various targets that need specific information about the new facility. Assist the team to assure that all levels of orientation (General, Department, Systems and Equipment) are addressed and managed.

•	Support Transition Director / Coordinator and Team Chairs during on site visits, and through telephonic and electronic (fax, e-mail) support throughout the process.

Preparation of the transition manuals:

•	Provide team and department specific document management manual shells (manual, dividers and initial documents – 1 per team member for their appropriate team documents and 1 per moving department for their department documents) to be used for documents developed internally. Provide 2 full transition manual set shells for Transition Director (1 as working copy, 1 as documentation copy for process to share with Regulatory Agencies as needed).

Projection of the transition budget:

•	Formulate the initial draft of the Transition Budget Items (costs to be added by hospital transition teams or centralized work group) through discussion with key staff members.

•	Support teams or centralized budget work group (during routine team support visits, electronically or telephonically) to develop understanding of budget items that their team may be responsible for developing / managing.

•	Assist in prioritization of budgetary requirements through education about the competing requirements and the costs / benefits of funding certain requirements over others.

Support to development and implementation of a “Day in the Life”:

•	Health Care Transitions’ consultant will provide documents and facilitate the initial “Day in the Life” exercise meeting to assist in development of the process and policy.

•	The consultant will lead the “Day in the Life” meeting (retreat) to develop the elements to be tested and thumbnail scenarios.

•	Consultant will support a second retreat to develop the sequencing process for the “Day in the Life” exercise.

•	HCT staff provides ongoing support to the “Day in the Life” exercise development and on site support to its execution.

Development of the start up plan:

•	Assist the assigned team to develop a start up plan for management of the transition during first 1-3 weeks of occupancy.

•	Provide documents used by other projects to assist the organization in developing their own issues identification and tracking documents for this project.

•	Facilitate development of a post occupancy reintegration process with the Operations Planning Team to review and refine systems and processes post occupancy “after the dust has settled”.

CONSULTANT ACTIVITY THROUGHOUT THE PROJECT:

•	Key staff orientation – provide ongoing training about the transition process and project transition planning if key staff changes during the project.

•	Policy and transition directing staff support – ongoing support to transition directing and policy staff, throughout the project - on site during team meeting support visits, telephonically and electronically.

•	Documentation process – implement a documentation process for all activities, plans and issues. During the periodic on site visits, Health Care Transitions consultants will check for use of the documentation process and its current maintenance. If the documentation is not be used and updated, Health Care Transitions staff will recommend corrective action to the Transition Committee to bring the documentation into compliance for continuity and adherence to the time line. The documentation products are developed to support review of the transition process by regulatory agencies such as JCAHO.

•	Samples and examples – HCT will provide samples and examples for all processes. The samples have been developed and copyrighted by HCT or provided by previous clients (with no restrictions) to share with organizations currently undergoing the transition process. All HCT forms are copyrighted. Through execution of this Scope of Service, all of these copyrighted forms (over 500 available) are released for use on this project. HCT or the client may modify these forms to fit the needs of this project. (Use of these documents by the client for any subsequent projects or release for use to other hospital projects is prohibited and is protected by copyright laws.)

•	Ownership and participation are key to any successful transition planning process. Health Care Transitions will maintain the focus of all transition activities toward user ownership and participation. The consultants will interact with staff at any levels as necessary to enhance ownership of the process and the plans.

•	Integration and collaboration – Health Care Transitions incorporates the concept of multidisciplinary collaboration (formal and informal) throughout planning and implementation. Integration and collaboration are critical in order to produce operational, transition and move plans that are coordinated, realistic and can be readily implemented in a “seamless” manner.

•	Regulatory conformity – All planning processes introduced by Health Care Transitions have been developed to include feedback, issues resolution, documentation and evaluation checks. These principles built into our processes support JCAHO and most state licensing agencies requirements for quality control and quality / performance improvement processes.

•	Risk identification – Health Care Transitions staff, using their experience from prior transition planning activities at other facilities, will make every effort to identify potential risks to the organization. The consultant will assist the organization to validate risk potential whenever possible. The final responsibility for all risk identification and management is the hospital organization.

•	Prepare a Critical Issues List from direct intake processes HCT consultants facilitate.

•	Documents will be provided in both hard copy (number to be determined with the client) and computer file format (diskette, e-mail, CD or Zip, dependent on size of file and client computer drive capability). HCT routinely utilizes the following programs in production of the documents (in versions compatible with those used by the hospital): Microsoft Word, Microsoft Project, Adobe Acrobat, Org Plus and Excel.

Optional Services

Option 1a – Operations Planning Minimal Service:

Determining how the organization will function in the new facility is critical to success of the transition process. This option assists the organization in developing the process to delineate those operations. (The scope of this option is minimal service with full service providing all interviews and draft concepts by consultants at a much greater price).

This minimal service option assists in developing information on changes to the infrastructure systems and processes of the organization and then provides in depth training and support of in house staff (Facilitator) in the use the tools to develop Concepts of Operation for each department’s function in the new facility.

The System / Process Assumptions and Departmental Concepts become the basis for review of staffing requirements, modification of policies and procedures and the education and orientation program for the new facility. This modified scope is a cost-effective approach. It will provide: support to the identification of system and process assumption changes; full interview of 10 selected departments concepts (suggest those most impacted by the new facility); observation by the facilitator of the interview process (for the 10 selected departments); in depth training in the use of the tools; intense oversight of plan development (through review and critique of all documents developed), but utilizes the organization staff’s own knowledge base (on those departments not selected for HCT interview and draft preparation) for the remaining departments plans.

This option may not provide the depth of interview, probing or suggestions for the departments not interviewed by HCT that would be achieved were the consultant used to interview all departments (as in the Full Support Option – see next section).

•	HCT will assist the organization in identifying an individual to fulfill the role of the Operations Planning Facilitator.

•	HCT consultants will assist the organization in establishing system and process (physical and operational) teams.

•	HCT staff will interview each system team and develop System / Process Assumptions regarding how the systems are anticipated to change or work in the new facility (the infrastructure for operations).

•	Consultants will assist the organization in identification of special studies that may support decision processes or issues resolution and provide a documentation process to assure a feedback loop.

•	HCT will develop written draft system / process assumptions for staff review and validation. Documentation will be updated and completed by the client’s staff.

•	HCT will kick off the Operations Planning process with hospital management (department level) including a presentation of Transition Planning and reports from the systems team.

•	HCT staff will interview department managers of 10 key departments (chosen in collaboration with the client transition staff) to develop the concepts for those departments. The consultant will train the selected hospital individual (henceforth to be called the Facilitator) who will interview / facilitate the remaining departments and develop all (including the 10 interviewed by the consultant) written Concepts of Operation.

•	HCT will review all written Concept of Operations drafts developed by the Facilitator for recommendations, areas to be further explored and critical issues / integration.

•	HCT will support (telephonically and electronically) the Facilitator who will facilitate the issues resolution process and input changes for the working Concepts of Operation.

•	Consultant will assist integration of the Systems and Concepts with the Facilitator and Operations Planning Team.

•	HCT consultant will provide the Facilitator a format for development of the Concept of Operations Summary and guidance in its use.

•	Consultant will review Concepts of Operations Summary Documents prior to integration retreat and provide comments and suggestions.

•	Health Care Transitions staff will provide support the formal integration retreat (to include guidance for agenda, set up and on site support of the retreat).

•	HCT staff will assist the Facilitator in development of the post occupancy operational audit and re-integration process, and support the post occupancy re-integration retreat.

Option 1b - Operations Planning Full Service:

Determining how the organization will function in the new facility is critical to success of the transition process. This option assists the organization in developing the process to delineate those operations. (The scope of this option is full service providing all interviews and draft concepts by consultants). This full service option assists in developing information on the infrastructure systems of the organization and facility and interviews all departments to develop Concepts of Operation for each department’s function in the new facility (pricing of this option is dependent on the number of departments). . The System / Process Assumptions and Departmental Concepts become the basis for development of staffing requirements, modification of policies and procedures and the education and orientation program for the new facility. Many facilities that have elected this scope of service have said that even if they were not moving into a new facility, the outcome of this process would have been extremely valuable and they should have done it regardless of the move to refine, optimize and integrate their current services.

•	HCT will provide a job description and assist the organization in identifying an individual within the organization to fulfill the role of the Operations Planning Facilitator.

•	HCT consultants will assist the organization in establishing system (physical systems and operational systems) teams.

•	HCT staff will interview each system team and develop System / Process Assumptions regarding how the systems are anticipated to work in the new facility (the infrastructure for operations).

•	HCT will develop written systems assumptions for staff review and validation.

•	HCT will kick off the Operations Planning process with hospital management (department level) including a presentation of the Transition Planning Process and reports from the systems team.

•	HCT staff will interview department managers of all departments (up to 30 included) to develop the concept drafts for those departments. The consultant will train the selected hospital individual (the Facilitator) who will facilitate the issues resolution process and input changes for the working Concepts of Operation.

•	Consultants will assist the organization in identification of special studies that may support decision processes or issues resolution and provide a documentation process to assure a feedback loop.

•	HCT will prepare each written Concept of Operations draft and provide Facilitator recommendations for departmental collaboration, areas to be further explored and critical issues / integration.

•	Consultant will assist integration of the Systems, Processes and Concepts with the Facilitator and Operations Planning Team.

•	HCT consultant will support departments in development of their Concept of Operations Summary and provide guidance in its use.

•	Consultant will review all final Concepts of Operations Summary Documents prior to integration retreat and provide comments and suggestions.

•	Health Care Transitions’ staff will support the initial formal integration retreat.

•	HCT staff will assist the Facilitator in development of the post occupancy operational audit and re-integration process, and provide on site support of the post occupancy re-integration retreat.

Option 2 - Occupancy Planning Development:

Occupancy planning is a complex, departmental interactive process that most staff do not have the experience to develop. Health Care Transitions has prepared successful move plans for over 40 health facility relocation projects. The interview process used by Health Care Transitions not only results in executable activities and time lines, but also probes for unresolved move issues, undiscovered move costs and unplanned external support requirements that may impede the move process. The documents produced support Occupancy Master Plan Management, individual departmental moves and provide Support Service Daily Work Plans. Additionally, support beyond that provided in the Basic Scope will be provided to development of the patient move plan and patient mock move.

•	HCT staff will guide the facility through the development of move planning assumptions, move scenario and Occupancy Implementation Plan.

•	The consultant will interview select support service staff and consultants to assist in the development of the support service plans to support the Occupancy Readiness Plan timeline development. (The occupancy readiness initial template without dates is developed in the Basic Scope of Services). These plans provide the basis for how the key occupancy readiness activities (cleaning, testing, receiving, storage, delivery, installation, equipment checks and certifications, asset management entry, supply delivery of all types, among many others) will be executed, resources required and timing.

•	HCT consultant will prepare draft occupancy readiness support service plans for those select departments which include preparation for the move as well as move execution activities. HCT will review support service plans for those support service departments that prepared their own.

•	Consultant will interview all moving departments (in depth interviews for up to ___ departments) to determine move phasing, moving activities and outstanding issues for each phase of the department move.

•	Based on interview HCT will prepare department move activity time lines.

•	A Departmental Occupancy Sequence, Occupancy Master Tracking Plan, Individual Department Move Plans, and Support Service Daily Works Plans will be published by the consultant and provided to all appropriate staff and consultants (including relocation contractor).

•	The consultant will prepare and coordinate the Departmental Occupancy Sequence with the selected relocation contractor to assure that move resources are properly used within a sequence, which relocates services to minimize the service down time and provides all essential services on both sites during the patient move.

•	The consultant will provide support to the hospital in tailoring the Occupancy Management Organization and the Occupancy Implementation Plan to the needs of the organization.

•	HCT will assist the organization in its selection of a relocation contractor to include preparing a draft RFP, assisting the organization during the prospective bidders walk through and supporting the selection team in their selection process.

•	The consultant will guide selected hospital staff in development of a comprehensive, documented patient move plan, which addresses quality, continuity, and one level of care throughout the move for the patients and risk management for the organization during the move.

•	The consultant will provide reviews throughout development of the patient move plan (by the patient move team) for issues regarding risk management, quality of care, one level of care, command structure for move and sequencing.

•	HCT consultant will attend the mock patient move and provide real time assistance and recommendations throughout the process.

•	HCT consultant will be on site during the preparation day for the patient move, execution of the day of the patient move and the first day of the start-up process.